Exhibit 99.1

For Release: Immediately

Contact: John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. COMMENTS ON

THIRD AND FOURTH QUARTER EARNINGS

Calhoun, Georgia, September 26, 2002—Mohawk Industries, Inc. (NYSE:MHK) today announced that it is increasing its estimate of diluted earnings per share (EPS) for the third and fourth quarters of 2002. The new estimate is 12% to 15% above the third quarter of 2001 and 5% to 10% above the fourth quarter of 2001. The previous estimate was 2% to 5% above the same two quarters in 2001. The Company earned $1.05 EPS in the third quarter of 2001 and $1.11 EPS in the fourth quarter of 2001. This anticipated improvement in EPS is the result of (i) increased emphasis on controlling manufacturing and selling, general and administrative expenses, (ii) reduced debt resulting in lower interest costs, (iii) a lower effective income tax rate from additional tax credits that will be realized in the second half of 2002 and (iv) an average reduction of approximately 743,000 shares of stock for the third quarter of 2002. The Company repurchased 1,128,300 shares during the third quarter under its stock repurchase program and has approximately 4,879,000 shares open to repurchase from its original authorization.

Potential improvements in manufacturing and selling, general and administrative expenses are expected at both Mohawk and Dal-Tile. Some of the anticipated improvements are a result of synergies through joint efforts to reduce administrative and logistics costs. The reduced debt is expected to result from strong earnings and effective working capital management offset by stock repurchases made during the third quarter. The impact of the income tax credits is estimated to be $2.5 million per quarter in the third and fourth quarters.

As anticipated in the Company’s original estimate, sales growth is expected to be slower than last quarter due to economic conditions but still above last year by approximately 3.5% on a proforma basis. There continues to be much uncertainty whether the economy will improve or deteriorate which makes forecasting future periods very difficult. The revised estimate for the third quarter is based on limited data that the Company has to date. Since the end of the third quarter has not been completed, many of the expenses included in this forecast are estimated amounts at this time. Additionally, the fourth quarter estimate is based on the best information available at this time but economic conditions could significantly change actual results.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on many assumptions including assumptions regarding the Company’s ability to maintain its sales growth and gross margins and to control costs. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the “forward-looking statements” will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers; raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk’s management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile. The Company designs, manufactures and markets premier carpet brand names, which include “Mohawk,” “Karastan,” “Aladdin,” “Bigelow,” “Custom Weave,” “Durkan,” “Galaxy,” “Helios,” “Horizon,” “Mohawk Commercial,” “World,” and “Wunda Weve.” Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark. Mohawk manufacturers and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean. Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.